LIGHTPATH TECHNOLOGIES, INC.
                         DIRECTOR COMPENSATION AGREEMENT


     THIS DIRECTOR COMPENSATION AGREEMENT is entered into as of November 11, 1999, by and between LIGHTPATH TECHNOLOGIES, INC., a Delaware corporation (the "Company"), and ROBERT RIPP ("Ripp").

                                    RECITALS:

     A. Subject to obtaining all necessary approvals and compliance with other legal requirements, Ripp has agreed to serve as Chairman ("Chairman") of the Board of Directors ("Board") of the Company for a period of 24 months after the date of his initial election to the Board.

     B. Ripp and the Company wish to agree to the amount of compensation that Ripp shall be entitled to receive if certain events occur during the period that he is Chairman.

                                   AGREEMENT:

     NOW THEREFORE, in consideration of the foregoing and other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. BONUS AMOUNT. In the event of a Company Sale (as defined below) within the 24-month period after Ripp's election to the Board and during the period that Ripp is serving as Chairman, Ripp shall be entitled to a bonus ("Bonus") in an amount equal to (a) 5% of the Company Sale Price (as defined below) in excess of $200 million, up to a maximum of $2.5 million, plus (b) 10% of the Company Sale Price in excess of $250 million.

     2. BONUS PAYMENT. The Company shall pay the Bonus to Ripp within five Business Days (as defined below) after the Company Sale with respect to which the Bonus is payable; PROVIDED, HOWEVER, that, in the event holders of the Company's Class A Common Stock ("Common Stock") receive securities and/or obligations of another corporation in lieu of or in addition to cash pursuant to such Company Sale, the Company shall be entitled to pay some or all of the Bonus by delivering a portion of such securities and/or obligations to Ripp; PROVIDED FURTHER, HOWEVER, that, in the event a portion of such consideration consists of cash, the portion of cash paid to Ripp in satisfaction of the Bonus shall be no less than the portion of cash received by the shareholders of the Common Stock pursuant to such Company Sale.

     3. SHARE GRANT SUBSTITUTION. In the event that the closing price ("Closing Price") of Common Stock (as published in The Wall Street Journal) exceeds $20 per share for 45 consecutive Business Days, Ripp shall be entitled to elect to receive a grant of Common Stock in accordance with the terms of this Paragraph 3 in satisfaction of any obligations of the Company pursuant to Paragraphs 1 and

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2. Ripp shall be entitled to exercise such election by delivering written notice thereof to the Company. Within 30 days after receipt of such notice, the Company shall issue to Ripp the number of shares of Common Stock equal to (a) the amount of the Bonus that would be payable pursuant to Paragraph 1 in the event of a Company Sale for an amount per share of Common Stock equal to the average ("Average Closing Price") of the Closing Prices for the ten Business Days prior to the date that Ripp delivers his election notice to the Company pursuant to this Paragraph 3, divided by (b) the Average Closing Price. Any shares issued to Ripp pursuant to this Paragraph 3 shall be registered and tradable within twelve months after the date of such issue. For example, if the Average Closing Price of $25 per share would yield a Bonus of $2.5 million, the number of shares of Common Stock issuable to Ripp under this Paragraph 3 would be 100,000 (i.e., $2.5 million, divided by $25).

     4. OTHER COMPENSATION. The compensation provided to Ripp pursuant to this Agreement shall be in addition to any compensation that Ripp shall be entitled to as a director of the Company.

     5. TERMINATION. This Agreement shall terminate and be of no further force and effect from and after the date that Ripp is no longer serving as Chairman.

     6. DEFINITIONS

          "Business Day" means a day of the year on which banks are not required or authorized to close in Albuquerque, New Mexico.

          "Company Sale" shall mean the occurrence of any of the following:

               (a) a reorganization, merger, consolidation or other corporate transaction involving the Company (a "Transaction"), in each case, with respect to which the stockholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than fifty (50%) of the combined voting power of the Company or other corporation resulting from such Transaction;

               (b) all or substantially all of the assets of the Company are sold, liquidated or distributed; or

               (c) there is "change in control" of the Company within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

          "Company Sale Price" means, with respect to a Company Sale, the aggregate amount of cash and fair market value of securities and/or obligations that the shareholders of the Company are entitled to receive in return for their shares pursuant to such Company Sale. This determination shall be made on a fully-diluted basis assuming all options, warrants and other rights to acquire shares of the Company's voting securities (excluding any such securities issued directly in connection with any Company Sale) are exercised and the exercise price is paid as of the date of such Company Sale.

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     7. MISCELLANEOUS

          (a) ASSIGNMENT; SUCCESSORS. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor corporation to the Company. This Agreement shall inure to the benefit of and be enforceable by Ripp and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

          (b) NOTICES. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt:

          To the Company:    LightPath Technologies, Inc.
                             6820 Academy Parkway East NE,
                             Albuquerque, New Mexico 87109
                             Attn: President

          To Ripp:           21 Old Logging Road
                             Bedford, New York 10506

          (c) AMENDMENTS OR ADDITIONS. No amendments or additions to this Agreement shall be binding unless in writing and signed by each of the parties hereto.

          (d) PARAGRAPH HEADINGS. The paragraph headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

          (e) SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

          (f) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          (g) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Albuquerque, New Mexico in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators shall be final and binding on the parties, and judgment may be entered on the arbitrators' award in any court having jurisdiction. The costs and expenses of such arbitration shall be borne in accordance with the determination of the arbitrators. Notwithstanding any

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other provision of this Agreement,  if any termination of this Agreement becomes subject to arbitration, the Company shall not be required to pay any amounts to Ripp until the completion of the arbitration and the rendering of the arbitrators' decision. The amounts, if any, determined by the arbitrators to be owed by the Company to Ripp shall be paid within five (5) days after the decision by the arbitrators is rendered.

          (h) GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles.

          (i) TAXES. Any payments provided for hereunder shall be paid net of any applicable withholding or other employment taxes required under federal, state or local law.

     IN WITNESS WHEREOF, this Agreement is executed as of the date first set forth above.


                                        LIGHTPATH TECHNOLOGIES, INC.,
                                        a Delaware corporation


                                        /s/ Donald Lawson
                                        ----------------------------------------
                                        By:  Donald E. Lawson
                                        Its: President


                                        ROBERT RIPP

                                        /s/ Robert Ripp
                                        ----------------------------------------

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                  AMENDMENT TO DIRECTOR COMPENSATION AGREEMENT

     This Amendment to Director Compensation Agreement is made as of the 11 day of April, 2000 between LightPath Technologies, Inc., a Delaware corporation (the "Company") and Robert Ripp ("Ripp").

                                    RECITALS

A. Ripp and the Company entered into a Director Compensation Agreement on November 11, 1999.

B. Ripp and the Company wish to modify the sections in the aforementioned agreement relating to Bonus Amount and Share Grant Substitution in accordance with the terms set forth herein.

                                    AGREEMENT

Now, therefore, the parties agree as follows:

1.   The parties acknowledge the truth of the Recitals.

2. Paragraph 1 Bonus Amount (b) is modified to read "(b) 3.25% of the Company Sale Price in excess of $250 million." The existing language,"(b) 10% of the Company Sale Price in excess of $250 million." is deleted. The definition of Company Sale Price as described in paragraph 6 is modified to include the following sentences. "For the purposes of this contract the Company Sale Price will be calculated using the current market price multiplied by the number of fully diluted shares assuming all dilutive options, warrants and other rights to acquire shares of the Company's voting securities ( although such number shall not exceed 24 million shares). The restriction of 24 million shares shall be increased pro rata in the event of a stock dividend or stock split."

3.   Paragraph 3 of the Director Compensation Agreement is eliminated.

4. The other terms of the Director Compensation Agreement shall remain in effect, except as modified by this Amendment to Director Compensation Agreement.

In Witness Whereof, this Amendment to Director Compensation Agreement is executed as of the date first set forth above.


                                        LightPath Technologies, Inc.
                                        a Delaware corporation


                                        /s/ Donald Lawson
                                        ----------------------------------------
                                        Donald Lawson
                                        President


                                        /s/ Robert Ripp
                                        ----------------------------------------
                                        Robert Ripp

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                          LIGHTPATH TECHNOLOGIES, INC.
                               STOCK OPTION GRANT
                                 APRIL 11, 2000

Robert Ripp (optionee) will receive two nonqualified stock options. The first option is for one million shares with an exercise price of $6, vesting on December 1, 2001. The second option is for 500,000 shares with an exercise price equal to the market price on the grant date vesting on December 1, 2001. Both options will have immediate vesting upon death, full disability or termination of optionee. The options will be issued under the terms of a nonqualified stock option which would be registered via Form S3 on the next such filing by the Company or 120 days. The stock option shares shall be increased pro rata in the event of a stock dividend or stock split.

The Board of Directors approved these options on April 11, 2000 with a grant price equal to the closing price on April 12, 2000.


                                        /s/ Donald Lawson
                                        ----------------------------------------
                                        Donald Lawson
                                        President


                                        /s/ Robert Ripp
                                        ----------------------------------------
                                        Robert Ripp

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